Exhibit 99.2

Denise Kramer (00:00):

Good afternoon and welcome to the InPoint Commercial Real Estate Income Q3 Update webinar. My name is Denise Kramer. I’m president of the Inland InPoint Advisor, and I’m joined today by Don MacKinnon, portfolio Manager and president of the REIT and Matt Donnelley, portfolio manager and head of originations for the REIT. Before we get started on our update, there is a brief disclosure that I need to read through as a reminder of some of the points that we’ll be discussing. Today’s discussion may include forward looking statements, which are uncertain and are subject to circumstances outside of the company’s control. Words such as may, expect, intend, believe, estimate, and similar expressions are intended to identify forward looking statements. Actual results may differ materially from what is predicted or expected in a forward looking statement for a discussion of some of the risks that could affect results, please see the risk factor section of our prospectus or our most recent 10-K and subsequent 10-Qs filed with the SEC and available on our website. We do not undertake any duty to update forward looking statements made during today’s discussion. So let’s get started on the portfolio update. Matt, do you want to walk through the portfolio status as of 9/30?

Matt Donnelly (01:10):

Sure. Thanks Denise. So at the end of the third quarter we had a portfolio size of 833 million in 43 investments with an average investment balance of 19.4 million. Those investments had an average weighted average maturity of 1.56 years. The range of investments were from 6 million to 47.7 million with an average leverage ratio of 70.5%. The historical first mortgage loan payoffs totaled 23 loans in at a, at a total balance paid off at 398 million. Next I’ll give you a breakdown of the portfolio as was always the plan here at InPoint, the vast majority of the investments are in floating rate investments with 98% 2% coming in fixed rate investments. As far as investments by type again, the vast majority, 96% are in first mortgage loans, 2% in credit loans, and 2% is within REO or real estate owned that is the Renaissance Hotel, which is at stable performance. As far as loans in the portfolio by regional breakdown we, we feel we’re fairly diversified with 38% of our investments in the southeast region, 26% in the southwest, 17% in the western region, 10% in the mid-Atlantic, 5% in the plains, 3% in New England, and 1% in the Great Lakes.

(02:55):

And then as far as the loans by property type at the end of third quarter, again fairly diversified with 56% of investments in multifamily assets, 25% in office, 7% in industrial, 5% in retail, 5% in mixed use, and 2% in hospitality.

Denise Kramer (03:19):

Right. Thank you Matt. Perfect. And so interest rates have increased significantly with four consecutive increases of 75 basis points by the Fed and around the commercial real estate industry, we’ve seen the impact of that on the equity side, but Don, can you talk a little bit about how that’s affected things on the, on the lending side of the industry and maybe what we’re anticipating from a forward interest rate curve perspective?

Don MacKinnon (03:48):

Sure. that obviously is a very relevant question. As Matt mentioned, our focus is on floating rate loans and our typical loans priced over one month SOFR. A year ago essentially, SOFR was close to zero and today it’s at in the neighborhood of 4%. It has really moved in lockstep with the federal reserves move in the federal funds rate. Federal funds rate has gone up 375 basis points in the last nine months to get us to this level. So we, we like the fact that this is really benefiting the mortgage market. The expectation in the current market is that we will see another a hundred basis point move in fed funds rates, which is going to lead to a SOFR peaking out somewhere in the middle of next year, around 5%, and it is expected to remain high through the next two years, so through 2023 and 2024, which is really beneficial to floating rate mortgages.

(04:59):

Now, the impact on the commercial real estate lending world is that higher rates really slow down some of the overall transaction activity, meaning buyers and sellers of real estate. And if you think of it, you know, a year ago versus today a year ago the index was 375 basis points lower. A year ago, the spread over the index was somewhere in the neighborhood of a hundred basis points lower. So a buyer’s cost of funds is basically up in the neighborhood of four and three quarters percent. And so that has a natural chilling effect on the buyers and sellers of real estate, meaning the number of transactions. With that said there’s ample transactions in the market and there is enough activity for us to remain very active in our lending profile and able to achieve what we believe are very attractive rates.

Denise Kramer (06:03):

Great. Any other commentary that you wanted to give just from an overall economic perspective and how that’s impacting the portfolio in in lending?

Don MacKinnon (06:12):

Yes. You, you, you see on the chart on this slide a a little bit of history in the Fed making their moves and it stands out that the Fed moves over the last nine months have been the most aggressive moves that the Fed hasn’t made in a very, very long time. And you know, it, it’s got the capital markets in turmoil. People are not sure whether the fed will cause a recession or not. We watch that all the time. You know, if you look at employment numbers that we’ve seen they still remain favorable. If you look at or listen to Black Friday sales data from last week very high, so we don’t see a recession in the near term. That’s not to say future fed moves will not cause one but we don’t see one in the, in the very near term which we think is favorable again for our real estate portfolio or loan portfolio on the real estate that we have. So it’s, it’s an interesting market. We believe it’s a very good market for floating right investments.

Denise Kramer (07:24):

Great. So given that an industry backdrop that Don just gave, Matt, can you just walk us through the details of a recent loan origination in the portfolio?

Don MacKinnon (07:35):

Sure. So the most recent origination we had was the Alcove Garner Apartments which is located in Garner, North Carolina. This was a 27 million initial funding with a 1.06 million future funding commitment totaling 28.06 million total loan that we made last month. The loan terms were the one month SOFR index plus 390 basis points. Again, as, as Don said this is about a hundred basis points higher than a similar loan originated a year ago. The terms were three years initial term with two one year extensions. The property is 170 units as I said, located in Garner, North Carolina. The at closing the property exhibited an occupancy rate of 91.8%. The property’s located in the Raleigh MSA, the Raleigh North Carolina MSA. The borrower here was a commercial real estate firm that focuses on acquiring, renovating, and managing assets in the Texas market as well as North Carolina and South Carolina. This property was built in 2014, has been well maintained with occupancy generally running above 90% and has fared well against new con competition in the market from new newly constructed assets and the business here business plan here from the sponsors to renovate approximately 60% of the units. And it improved some of the common area amenities at the asset.

Denise Kramer (09:15):

Okay, great. So with this loan in mind, and as you think about these changing market conditions that you’ve talked about, how, I’m sure your underwriting process from a procedural perspective hasn’t changed, but how is the team incorporating these it rapid changes in interest rates and then what we’re projecting for the next 12 to 18 months? How is that incorporated into the underwriting process and where, what we’re expecting from each of the borrowers?

Matt Donnelly (09:47):

Yeah, so obviously the, the, the first answer is changing the interest rate assumptions within the underwriting model. So obviously we’re using the current, so SOFR for the initial, you know, DSCR that’s on the asset when we close, but then of course we’re looking at forward cash flows during our loan term and, and using the forward SOFR curve to do that forward DSCR analysis as well. So that obviously has an impact as rates go up we adjust our underwriting based on that anticipated increase in interest rates. We’re also being very conservative on rental growth assumptions especially if we’re looking at a multifamily asset here on the slide. Multifamily has seen a tremendous increase across most markets in this country and in rental rates because of lack of housing in the country nationally. We are tempering back our underwritten rental increases for all loans in anticipation of a slowdown in that rental growth. And what these adjustments in underwriting do is they lower the amount of leverage we’ll give to a borrower for any acquisition that they’re pursuing. And obviously we require higher structural or more, more conservative structural elements of the loan, such as a higher interest reserve when we close.

Denise Kramer (11:06):

Ok, great. And then for those loans that are currently in the portfolio that are about to reach their maturity, can you talk a little bit about the extension process and what we’re requiring from some of the borrowers? Because obviously it, they’re probably less likely to try to get to a new lender because of the current market conditions. So talk about it, what kind of requirements you have for borrowers that are looking to extend in this current environment.

Matt Donnelly (11:37):

So the all of our loans have certain underwriting metrics that the loan has to achieve in order to for the borrower to qualify for an extension. So as we see here on this loan, there’s a three year initial term with two one year extensions. In order to qualify for those, those extensions, there’s certain hurdles such as debt yield and DSCR metrics that the loan has to achieve in order to have that extension as of right. So that’s a pretty straightforward conversation with a sponsor. Either they qualify or they don’t. If they don’t qualify and they’re looking for some kind of modification, well then it goes back to underwriting and we re underwrite the loan based on the current, the current metrics at the asset, and we will propose a new basically new loan terms that qualify under our existing program with our investment committee to get some kind of modified extension. Those extensions usually require modified extension, usually require some pay down of principle and probably an adjustment of the spread as just two of the many things we may ask for from a sponsor in that scenario.

Denise Kramer (12:42):

Okay. So you’re, you mentioned on the, on the recent loans that you’re originating that the LTV tends to be lower and it sounds like through those current loan extensions you’re also getting lower LTVs out of those, those target loans as well?

Matt Donnelly (12:55):

Correct. Again, as two different scenarios and as of right extension, generally we’ll have a lower LTV in, in that we’re requiring at origination, even on loans that we originated several years ago, we require a higher underwriting hurdle in order to achieve an extension, so that’s higher than what was required at the closing. So that inherently means that the, there’s more value at the asset to qualify for the extension and then on any bespoke or modified extension, then obviously we’re doing the same underwriting we do today, which takes into consideration the interest rates, rental growth and making those conservative assumptions that will then probably, maybe not always, but may require principal data.

Denise Kramer (13:36):

Okay. So are you on those extensions, are you requiring updated appraisals to make sure that your LTV is updated based on, especially with any renovations that they’ve done since the loan was originated, or how, how is your updated LTV calculated?

Matt Donnelly (13:53):

It’s case by case most likely we’ll order a new appraisal on a modified extension for an as of right extension. You know, we’re monitoring these assets every quarter, sometimes monthly. So we have a pretty good idea of what’s happening at the asset. And when we do those quarterly asset reviews, we are looking at what’s going on in the market and we have an understanding of, we believe we have an understanding of where values are each quarter as we look at our portfolio. So when we come up to an extension, it’s not that we haven’t looked at this loan for three years, we’re looking at it quarterly and we usually have a sense or an opinion of where we think value is.

Denise Kramer (14:28):

Gotcha. Okay. Well great. I think that’s all that we have the time for today. Thank you everybody for joining us. We appreciate your time and we’ll talk to you again next quarter. Thank you guys.

Don MacKinnon (14:41):

Thank you. Bye.

Page 4 of 4